Exhibit 99






                 CHARTER OF THE AUDIT COMMITTEE
     OF THE BOARD OF DIRECTORS OF ENNIS BUSINESS FORMS, INC.
                    AS AMENDED JUNE 21, 2001

I.   Audit Committee Purpose

         The Audit Committee is appointed by the Board of
         Directors to assist the Board in fulfilling its oversight
         responsibilities.   The Audit Committee's primary duties
         and responsibilities are to:

         Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

         Monitor the independence and performance of the Company's independent auditors and internal auditing activities.

         Provide an avenue of communication among the independent auditors, management, the internal auditor and the Board of Directors.

         Encourage adherence to, and continuous improvement of, the Company's policies, procedures, and practices at all levels.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the authority (after advising the Board to do so) to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  Audit Committee Composition and Meetings

       Audit committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent
       judgment.   All members of the Committee shall have a
       basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

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       Audit Committee members shall be appointed by the Board
       on recommendation of the Executive Committee.   If an
       audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

       The Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in
       advance of each meeting.   The Committee should meet
       privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based up on the auditors limited review procedures.

III. Audit Committee Responsibilities and Duties.

     Review Procedures
     -----------------

     1. Review and reassess the adequacy of the Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

     3. In consultation with management, the independent auditors, and by review of internal audit activities consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor,
          control, and report  such exposures.   Review significant
          findings prepared by the independent auditors together with management's responses.

     4. Review with financial management and the independent auditors the company's quarterly financial results prior to the release of earnings and the company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61. The Chair of the Committee or his designate may represent the entire Audit Committee for purposes of this review.


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     Independent Auditors
     --------------------

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     6. Approve the fees and other significant compensation to be paid to the independent auditors as needed.

     7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

     8. Review the independent auditors audit plan - discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

     9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61. The Chair of the Committee or his designate may represent the entire Audit Committee for purposes of this review.

     10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     Internal Audit Activities and Legal Compliance
     ----------------------------------------------

     11. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit function, as needed.

     12. Review significant reports prepared resulting from internal audit activities together with management's response and follow-up to these reports.

     13. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

     Other Audit Committee Responsibilities
     --------------------------------------

     14. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

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     15.  Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

     16. Establish, review, and update periodically a Code of Ethical conduct and ensure that management has established a system to enforce this code.

     17. Annually review policies and procedures as well as audit results associated with directors and officers expense accounts and perquisites. Annually review a summary of director and officers' related party transactions and potential conflicts of interest.

     18. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

















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